PREFERRED STOCK PURCHASE AGREEMENT

This PREFERRED STOCK PURCHASE AGREEMENT, dated as of June 7, 2011 (this “Agreement”), is entered into by and between Premier Power Renewable Energy, Inc., a Delaware corporation (the “Company”) and Genalta Power Inc., a British Columbia corporation (the “Purchaser”).

RECITALS

A.       The Company designs, develops, markets, sells, and installs, solar energy systems (the “Business”).

B.       The Company desires to sell, and Purchaser desires to purchase, Two Million Three Hundred and Fifty Thousand (2,350,000) shares of Series C Preferred Stock, of the Company (the “Preferred Shares”) on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1       Definitions.  As used in this Agreement and the Exhibits and Disclosure Schedule delivered pursuant to this Agreement, the following definitions will apply:

  “Action” shall mean any action, claim, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in Law or in equity, or before any arbitrator or Governmental Authority.

“Affiliate” shall mean (a) an “affiliate” as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, (b) a Person who directly or indirectly controls, is controlled by or is under common control with the Person specified and (c) any Person owning directly or indirectly at least Five Percent (5%) of the outstanding equity interests of any other Person.  All Related Persons shall be deemed Affiliates of one another.

“Agreement” shall have the meaning given to such term in the preamble.

“Applicable Law or Laws” shall mean all applicable provisions of all (a) constitutions, treaties, statutes, Laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) Consents of any Governmental Authority and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

 “Board” shall mean the board of directors of the Company.

“Business” shall have the meaning given to such term in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

 “Certificate of Designation” has the meaning given to it in Section 2.2.

“Closing” or “Closing Date” shall have the meaning given to such term in Section 2.1.

“Code” shall mean the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

“Common Shares” shall mean the shares of Common Stock of the Company.

“Company” shall have the meaning given to such term in the preamble.

“Confidential Information” shall mean all proprietary or confidential property, information or knowledge of, about or created by the Company and the Business including without limitation: (a) all records concerning Products or services provided to customers; (b) all information containing pricing policies, the prices charged to customers, the volume or orders of customers and other information concerning transactions with customers; (c) customer lists; (d) financial information, forecasts, budgets, marketing information, research and development, expansion plans, management policies and methods of operation; (e) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees; (f) confidential information of other Persons; (g) technical data specifications, programs, documentation and analyses; (h) all Intellectual Property (whether owned or licensed), including all source code and trade secrets within any such Intellectual Property; and (i) trade secrets.

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including, without limitation, any Governmental Authority.

“Disclosure Schedule” shall mean the disclosure schedule attached hereto qualifying the representations and warranties of the Company contained herein.

“Employee Plans” shall have the meaning given to such term in Section 3.10(b).

“Environmental Liability” shall mean any and all Liabilities, obligations to conduct cleanup, expenses, damages, deficiencies, fines, penalties, sanctions and costs of any kind or nature whatsoever arising out of, relating to or directly or indirectly associated with, the compliance with any Environmental Protection Law.

“Environmental Permit” shall mean any License required by or pursuant to any Environmental Protection Laws.

“Environmental Protection Laws” shall mean all Applicable Laws now or hereafter in effect relating to (i) the protection of the environment (including any environmental laws relating to the protection of human health); (ii) the investigation, cleanup and abatement, removal or remedial action, or any other response to the release of Hazardous Substances to the environment; (iii) any emission of air pollutants or direct or indirect discharge of pollutants or waste; (iv) the generation, treatment, storage, disposal, transportation, processing, handling, use, existence, spill, release, or threatened release, of any Hazardous Substances; and (v) the manufacture, import, distribution or sale of any Hazardous Substances, including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq.; (c) the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; (d) the Clean Water Act, 33 U.S.C. §1251 et seq.; (e) the Clean Air Act, 42 U.S.C. §7401 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; and (g) corresponding or similar state and local Applicable Laws, all as amended, modified or revised.

“Equity Incentive Plan” shall mean that certain 2008 Equity Incentive Plan, approved on December 19, 2008.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Family Member” shall mean a parent, spouse, any natural or adoptive sibling or any spouse thereof, and any direct lineal descendant (natural or adoptive) of any of the foregoing.

“Financial Statements” shall have the meaning given to such term in Section 3.8.

“Fundamental Documents” shall mean the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Fundamental Documents” of a corporation would be its charter and by-laws, the “Fundamental Documents” of a limited liability company would be its articles or Articles of Incorporation or organization and operating agreement, if any, and the “Fundamental Documents” of a limited partnership would be its limited partnership certificate and its limited partnership agreement, if any.

“GAAP” shall mean United States generally accepted accounting principles as in effect at the time in question.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Hazardous Substance” shall mean any chemical, compound, pollutant, contaminant, material or substance now or hereafter regulated under any Environmental Protection Laws, including, without limitation, any “hazardous substance” or “pollutant or contaminant,” as those terms are defined in CERCLA, any “hazardous waste” as such term is defined in RCRA, and any other hazardous or toxic wastes, substances or materials, the presence, existence or threat of which may at any time give rise to any Environmental Liability, including, without limitation, (a) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (b) any petroleum products or fractions thereof, (c) asbestos in any form, (d) polychlorinated biphenyls, (e) flammables (f) explosives, (g) urea formaldehyde and (h) radioactive materials and wastes.

“Indebtedness” shall mean all (a) obligations for borrowed money, (b) notes, bonds, debentures, mortgages and similar obligations, (c) capital obligations and Leases, (d) guaranties and contingent obligations for the debts or obligations of another Person, (e) obligations to pay the deferred purchase or acquisition price of property or services (including under conditional sale or other title retention agreements), (f) accounts payable or other Liabilities not arising in the Ordinary Course of Business, including accounts payable for equipment purchases, or accounts payable that are more than sixty (60) calendar days past their due dates, (g) obligations in respect of letters of credit, bonds, guaranties, reimbursement agreements and similar instruments, (h) obligations in respect of futures contracts, forward contracts, swaps, options or similar arrangements, (i) off balance sheet financing transactions, (j) all obligations under facilities for the discount or sale of Receivables and (k) all obligations that are required to be classified as long term Liabilities on a balance sheet under GAAP (in each case whether such obligations are contingent or otherwise).

“Indemnitor” shall mean any Person required to provide indemnification pursuant to the provisions of Article 7 of this Agreement.

“Indemnity Cap” shall have the meaning given to such term in Section 7.4.

“Intellectual Property” shall mean any intellectual or intangible property (whether owned or licensed) including, without limitation, trademarks, trademark registrations and applications, service marks, trade names, corporate names and fictitious names, copyrights, copyright registrations, works of authorship, patents, patent applications, industrial design registrations and applications, integrated circuit topography applications and registrations, design rights, inventions, trade secrets, data, technical information, Confidential Information, designs, plans, specifications, formulas, processes, patterns, compilations, devices, techniques, mask works, methods, shop rights, know-how, show-how, and other business or technical confidential or proprietary information in each case whether or not such rights are patentable, copyrightable, or registrable, software and computer hardware programs and systems, source code, object code, know-how, show-how, processes, formula, specifications and designs, databases, and documentation relating to the foregoing; all domain names and internet addresses, and content with respect to internet websites including such content in its electronic form and other proprietary information owned, controlled, created, under development or used by or on behalf of any Person in whole or in part and whether or not registrable or registered, and any registrations or applications for the foregoing.

“Investor Rights Agreement” shall have the meaning given to such term in Section 5.2(g).

“IRS” shall have the meaning given to such term in Section 3.10(c).

“Lacey Investment” means the proposed equity investment in the Purchaser by Peter Lacey totaling approximately Cdn.$2,300,000, and scheduled to be completed on or around June 10, 2011.

“Law” shall mean all laws of any nation or political subdivision thereof, including, without limitation, federal, state, provincial, local, or foreign statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories, or reported decisions of any state, provincial, federal or other court or tribunal.

“Leased Real Property” shall have the meaning given to such term in Section 3.14.

“Leases” shall mean all leases, subleases, or other occupancy agreements, licenses, and lease agreements for equipment, machinery, furnishings, vehicles or tools, together with all amendments, supplements and non-disturbance agreements pertaining thereto, under which the Company subleases, licenses, occupies or uses any real or personal property.

“Liabilities” shall mean liabilities, obligations or commitments of any nature, whether fixed, absolute, contingent or otherwise and whether liquidated, matured or unmatured, known or unknown and regardless of whether such liability, obligation or commitment is immediately due and payable.

“License” shall mean any license, permit, franchise, authorization, right, privilege, variance, exemption, order or approval issued or granted by any Governmental Authority.

“Lien” shall mean any lien, pledge, mortgage, claim, covenant, restriction, security interest, charge, title defect, transfer restriction, easement, rights of first refusal, preemptive right or other restriction or encumbrance of any kind.

“Losses” shall have the meaning given to such term in Section 7.2.

“Material Adverse Effect” shall mean a material adverse effect on, or any event, fact, circumstance, condition or change that, individually or in the aggregate, is reasonably likely to have a material adverse effect on (a) the Properties, business, operations or condition (financial or otherwise) of the Company or the Business, (b) the validity or enforceability of this Agreement and/or any or all of the Related Documents, or (c) the right or ability of the Company to consummate the transactions contemplated hereby and/or thereby.

“Material Contracts” shall mean those contracts or agreements which are material to the business and operations of the Company.

“Ordinary Course of Business” shall mean in the ordinary course of the Business, as conducted by the Company prior to the Closing Date, consistent with the Company’s past custom and practice.

“OSHA Laws” shall mean the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., each state law corresponding thereto and all Applicable Laws, now or hereafter in effect relating thereto.

 “Person” shall mean any corporation, partnership, limited liability company, trust, individual, unincorporated organization or a governmental agency or political subdivision thereof, as the context may require.

“Preferred Shares” shall have the meaning given to such term in the Recitals.

“Products” shall mean any and all products or services designed, fabricated, manufactured, distributed, performed, provided or sold in connection with the operation of the Business.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible of the Company.

“Purchase” shall have the meaning given to such term in Section 2.2.

“Purchase Price” shall have the meaning given to such term in Section 2.2.

“Purchaser” shall have the meaning given to such term in the preamble.

“Purchaser Indemnitee” shall have the meaning given to such term in Section 7.2.

“Real Property” shall mean any Leased Real Property and any other real property currently or formerly owned, operated, leased or occupied by the Company (or any predecessors thereof).

“Receivables” shall mean all notes, deposits and accounts receivable in favor of the Company and all notes, bonds and other evidence of Indebtedness of and rights to receive payments from any Person in favor of the Company.

“Related Documents” shall mean the Certificate of Determination, the Investor Rights Agreement and all other agreements and documents contemplated hereunder or thereunder, and any and all amendments or modifications thereto.

“Related Person” shall mean any Person in which a specified Person owns any material economic interest, and any other Affiliate or Family Member of such specified Person.

 “SEC Reports” shall mean all forms, reports, statements, schedules, exhibits, and certifications filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act or the Securities Exchange Act of 1934, as amended.

“Securities” shall mean, with respect to any Person, such Person’s “securities” as defined in Section 2(1) of the Securities Act and shall include such Person’s capital stock, membership interests, partnership interests or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock, membership interests, partnership interests or other equity interests.

“Securities Act” shall mean the Securities Act of 1933, as amended.

 “Survival Period” shall have the meaning given to such term in Section 7.1.

“Tax” and “Taxes” shall mean all taxes, charges, fees, levies, imposts, customs duties or other assessments imposed by and required to be paid to any Governmental Authority including any federal, state, municipal, local or foreign taxing authority, including, without limitation, income, excise, real and personal property, sales, transfer, import, export, ad valorem, payroll, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, withholding, employer health and franchise taxes (including any interest, penalties, fines or additions attributable to or imposed on or with respect to any such assessment) and any similar charges in the nature of a tax including, unemployment and employment insurance payments and workers compensation premiums, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not.

“Tax Return” shall mean any return, report, information return, registration form or other document (including any related or supporting information) related to the obligations of any Person filed or required to be filed with any Governmental Authority in connection with the determination of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party Claim” shall have the meaning given to such term in Section 7.6.

1.2       Interpretation.

(a)       When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not so stated.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(b)       The titles, captions and headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

(c)       The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

ARTICLE 2
THE CLOSING

2.1       The Closing.  The consummation of the transactions contemplated hereby, including the execution of the Related Documents and the purchase and sale of the Preferred Shares hereunder (the “Closing”) shall be held remotely through the electronic exchange of signatures and documents, on or before June 24, 2011, or (a) on such later date on which all of the conditions precedent set forth in Article 5 shall have been satisfied or waived in writing, or (b) at such other time and place, including remotely, as the Company and the Purchaser may otherwise mutually agree (the date of the Closing is hereinafter referred to as the “Closing Date”).

2.2       Purchase and Sale of Preferred Shares.

(a)       Purchase Price.  At the Closing, the Company shall sell and issue to the Purchaser the Preferred Shares and the Purchaser shall purchase and acquire such Preferred Shares from the Company, free and clear of all Liens, in exchange for a payment to the Company of One United States Dollar (US$1.00) per share of Series C Preferred Stock, for an aggregate purchase price of Two Million Three Hundred and Fifty Thousand United States Dollars (US$2,350,000) (the “Purchase Price”).

(b)       Delivery of Preferred Shares.  The Company shall deliver a certificate or certificates to the Purchaser, registered in the name of the Purchaser or its nominee, representing the Preferred Shares, duly endorsed or with such instruments of transfer necessary to transfer to the Purchaser all right, title and interest in and to the Preferred Shares, against payment an amount equal to the Purchase Price by wire transfer of immediately available funds to an account designated by the Company.  The purchase by the Purchaser of the Preferred Shares may be referred to herein as the “Purchase.”  The Preferred Shares shall have the rights, privileges and preferences as set forth in the Certificate of Designation (the “Certificate of Designation”) in the form attached to this Agreement as Exhibit A.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as disclosed in any SEC Reports and, as set forth on the Disclosure Schedule(with the Schedule references below designated in the Disclosure Schedule) concurrently delivered to the Purchaser herewith attached hereto, which Disclosure Schedule may be amended by the Company and delivered to the Purchaser up to and including the Closing Date, as of the date of this Agreement and as of the Closing Date, the Company hereby makes the following representations and warranties:

3.1       Organization; Good Standing; Qualification.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and has all Licenses and other governmental authorizations necessary to (a) enter into this Agreement and each of the Related Documents to which it is a party, (b) perform all of its obligations hereunder and thereunder and (c) own, operate and lease its Property and carry on the Business as now conducted and as proposed to be conducted.  The Company is duly qualified or duly licensed to transact business and is in good standing (including in good tax standing) in each jurisdiction set forth on Schedule 3.1, which are all of the jurisdictions in which (a) the nature of the Business conducted by the Company or (b) the ownership or leasing of any Property by the Company makes such qualification necessary.  True and complete copies of the Fundamental Documents of the Company have been delivered or made available (either through the SEC Reports or otherwise) to the Purchaser.  Schedule 3.1 sets forth the officers and directors of the Company.

3.2       Subsidiaries.  The Company does not own, directly or indirectly any stock, partnership interest, membership interest, joint venture interest, ownership interest or other security, investment or interest in any corporation, partnership, limited liability company, joint venture, organization or other entity.

3.3       Power and Authority; Indebtedness.  The Company has all requisite corporate power and authority to own and operate its Properties and to carry on the Business as presently conducted, to execute and deliver this Agreement and the Related Documents to be executed by the Company and to carry out and perform its obligations under the terms of this Agreement and the Related Documents.

3.4       Capitalization and Voting Rights of the Company; Title to the Preferred Shares.

(a)       The capitalization of the Company is set forth on Schedule 3.4(a).  Immediately following the Closing, the Purchaser shall have valid and marketable title to the Preferred Shares, free and clear of all Liens.  The Preferred Shares have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation.

(b)       All of the Securities of the Company that will be issued and outstanding as of the Closing Date have been duly and validly authorized and issued, and fully paid and non-assessable.

(c)       Except as set forth on Schedule 3.4(c) or as contemplated by this Agreement or the Related Documents, there are no (i) outstanding subscriptions, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, Securities of the Company; (ii) Liens, rights of first refusal, rights of first offer, proxies, voting trusts or voting agreements with respect to the sale, issuance or voting of any Securities of the Company (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding Securities); or (iii) obligations to redeem, repurchase or otherwise acquire shares of capital stock or other Securities of the Company; in each of clause (i), (ii) and (iii) above, pursuant to any Law, any Fundamental Document of the Company or any Material Contract to which the Company is a party or may be bound or is otherwise aware.

(d)       All Securities issued by the Company have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” laws; the sale and transfer of the Preferred Shares hereunder is exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” laws; and the Company has not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with any issuance, sale and or transfer of the Preferred Shares.

3.5       Title to Assets.

(a)       The Company has good and marketable title to, or valid leasehold interests in, all of its Properties, free and clear of Liens, except for such nonmaterial Properties as are no longer used or useful in the conduct of its businesses and except for minor defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to materially affect the ability of the Company to use such Property in the conduct of the Business as presently conducted or as currently proposed to be conducted.

(b)       The Properties and rights owned by the Company and its Subsidiaries (including the Material Contracts to which the Company or a Subsidiary is a party), comprise all the Properties and rights utilized by the Company in the operation of the Business as presently conducted and as currently proposed to be conducted, and are sufficient to permit the Company to operate the Business as presently conducted and as currently proposed to be conducted.

3.6       Authorization; Execution and Delivery; No Conflicts.

(a)       The execution, delivery and performance of this Agreement and the Related Documents by the Company and the consummation of all transactions contemplated hereby or thereby, including but not limited to the sale of the Preferred Shares, have been duly authorized by all required actions, corporate or otherwise, of the Company.  This Agreement and the Related Documents have been duly executed and delivered by the Company, as applicable.  This Agreement and the Related Documents constitute valid and binding obligations of the Company enforceable against it, in accordance with their respective terms.

(b)       The execution and delivery by the Company, as the case may be, of this Agreement and the Related Documents, and the consummation of the transactions contemplated hereby and thereby, including but not limited to the sale of the Preferred Shares pursuant to this Agreement and the Related Documents, do not and will not (with or without due notice, lapse of time, or both), (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Property of the Company or the Preferred Shares pursuant to, (iv) give any third party the right to accelerate any obligation under, or (v) result in a violation of, pursuant to (x) the Fundamental Documents of the Company, (y) any Law to which the Company, or any of its Properties, is subject, or (z) any agreement or instrument to which the Company is a party or any of their respective properties is subject.

3.7       Consents.  Except as set forth on Schedule 3.7, no Consent is required to be obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement and the Related Documents to which it is a party or the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, in connection with the sale of the Preferred Shares).  Specifically, except as set forth on Schedule 3.7, no Consent of any other Person is required to be made or obtained to permit the Company to conduct the lawful operation of the Business following the Closing in substantially the same manner as the Business is currently conducted.

3.8       Financial Statements.  The Company has provided Purchaser with access to the audited consolidated balance sheets and income and cash flow statements for the fiscal years ended December 31, 2009, and December 31, 2010 (collectively, the “Financial Statements”).  The Financial Statements (A) have been prepared from the books and records kept by the Company, in conformity with GAAP consistently applied with prior periods, and (B) are complete and correct and fairly present the financial condition and results of operations of the Company, as of the dates and for the periods indicated therein.  The books of account, financial data, schedules and other records of the Company, including any of the foregoing delivered or made available (either through the SEC Reports or otherwise) to the Purchaser or its representatives or Affiliates in connection with the transactions contemplated hereby, have been maintained properly and regularly in accordance with sound business practices and in the course of business of the Company, are accurate and complete and there are no material misstatements, mistakes or omissions therein, and there have been no transactions involving the Company that properly should have been reflected therein in accordance with GAAP that have not been accurately and completely reflected therein.

3.9       Absence of Certain Changes or Events.  Except as set forth on Schedule 3.9, since December 31, 2010, the Company has conducted the Business only in the Ordinary Course of Business and there has been no Material Adverse Effect.  Without limiting the foregoing, since December 31, 2010, except in the Ordinary Course of Business, the Company has not:

(a)       entered into any transaction related to the Business;

(b)       amended, modified, supplemented, rescinded or terminated (and not renewed) any existing Material Contract and no such Material Contract has expired or terminated (and not been renewed) by its terms;

(c)       sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any Properties, Intellectual Property or rights related to the Business;

(d)       acquired any Property related to the Business, nor acquired or merged with any other business related to the Business;

(e)       incurred or created, or permitted to be incurred or created, or suffered to exist, any Lien on any of the Property of the Company;

(f)       experienced any destruction, damage or other loss (whether or not covered by insurance) of any Properties used in or necessary to the conduct of the Business;

(g)       increased the level of benefits under any Employee Plan, the salary or other compensation (including severance) payable or to become payable to any Affiliate of the Company, or to any employee or obligated itself to pay any bonus or other additional salary or compensation to any such Person, Affiliate or employee other than as set forth on Schedule 3.9;

(h)       made any change related to the Business in any pricing, marketing, purchasing, allowance or Tax or accounting practice, policy or method or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes or made any Tax election or settled or compromised any income Tax Liability with any Governmental Authority;

(i)       waived or amended any material right relating to the conduct of the Business;

(j)       except as set forth on Schedule 3.9, made any capital expenditure (or series of related capital expenditures) that is in excess of Twenty-Five Thousand Dollars ($25,000);

(k)       declared any dividends, or authorized or made any distribution on its Securities;

(l)       incurred any Indebtedness, other than as set forth on Schedule 3.9;

(m)       made any loans or advances to any Person or entity in excess of Twenty-Five Thousand Dollars ($25,000);

(n)       issued any equity securities or any options, warrants or other rights to purchase its equity securities, nor has the Company approved or adopted any equity option or Equity Incentive Plan;

(o)       made any alteration or change in the Company’s credit guidelines or policies, charge-off policies or accounting methods;

(p)       accelerated the collection of any Receivable or any indebtedness or other material obligation owed to the Company before it is due or otherwise owed; or

(q)       taken or agreed to take any action described in this Section 3.9.

3.10       Employees; Employee Benefits.

(a)       The Company has no collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to the knowledge of the Company, threatened with respect to the Company.  The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Company has not engaged in any unfair labor practices.  There is no unfair labor practice, charge, complaint, decision or any other matter against or involving the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any Governmental Authority.  There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, religion, sexual preference, disability or handicap, or veteran status) pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority against the Company.  No Employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, consulting agreement, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the Business and the continued employment by the Company of the Employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation.  The Company has not received any written notice alleging that any such violation has occurred or will occur.

(b)       Except as disclosed on Schedule 3.10, the Company does not sponsor or maintain, nor has any obligation to contribute to or any liability, actual or contingent, with respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any other bonus, pension, stock option, stock purchase, stock appreciation right, Equity Incentive Plan, welfare, profit sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation, compensation, fringe benefit or other employee benefit plan, fund, trust, program, agreement or arrangement, whether written or oral (the “Employee Plans”).

(c)       The Company has delivered, or provided access, to the Purchaser a true and complete copy of the following documents, to the extent that they are applicable:  (i) each Employee Plan and any related funding agreements (such as trust agreements or insurance contracts), including all amendments, and, in the case of any unwritten Employee Plan, a written summary thereof; (ii) the current summary plan description and all subsequent summaries of material modifications of each Employee Plan; (iii) the most recent determination letter from the Internal Revenue Service (“IRS”) for each Employee Plan that is intended to qualify for favorable income Tax treatment under Section 401(a) or 501(c)(9) of the Code, which determination letter reflects all amendments that have been made to the Employee Plan; and (iv) the two (2) most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of the Employee Plan.

(d)       All contributions and premium payments required to have been paid under or with respect to any Employee Plan have been timely paid.

(e)       No event has occurred and no condition exists with respect to any Employee Plan which could subject any Employee Plan, the Company, or any of their respective trustees, fiduciaries, employees, agents, directors or officers directly or indirectly (through an indemnification agreement or otherwise) to any liability for a breach of fiduciary duty, a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a Tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code.

(f)       There are no Actions or audits (other than routine claims for benefits in the Ordinary Course of Business) which are pending, or to the knowledge of the Company, threatened, with respect to any Employee Plan, and there exist no facts which could give rise to any such Actions.

3.11       Litigation; Restriction on Business Activities.

(a)       There are no Actions involving the Company pending or, to the knowledge of the Company, threatened against the Company, or any of their Properties or rights which could affect (i) the right or ability of the Company to carry on the Business in substantially the same manner as it is conducted as of the date of this Agreement, (ii) the right or ability of the Company to consummate the sale of the Preferred Shares to the Purchaser or otherwise to perform any of the obligations of the Company under this Agreement or any of the Related Documents, or (iii) the condition, whether financial or otherwise, or Properties of the Company, nor is there any reasonable basis for a claim described in clauses (i), (ii) or (iii) above.  Neither the Company, nor any Affiliate of the Company are subject to any judgment, order or decree entered in any lawsuit or proceeding which could affect the Company’s operations or business practices in connection with the Business, or the ability of the Company to conduct the Business in substantially the same manner as the Business is conducted as of the date of this Agreement.

(b)       There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or that otherwise could be binding upon the Company or the Business which has or would reasonably have the effect of prohibiting or impairing the operation of the Business.  The Company has not entered into any agreement under which the operations of the Business are restricted from selling, servicing or licensing to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

3.12       Material Contracts and Other Agreements.  The SEC Reports contain copies of all of the Material Contracts of the Company.  Except as set forth on Schedule 3.12, with respect to each Material Contract, (i) such Material Contract is valid, binding and enforceable against the Company and each other party thereto, and is in full force and effect, (ii) neither the Company nor any other party to such Material Contract is, in breach thereof or default thereunder, (iii) there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute a breach of or a default by the Company or any other party to such Material Contract under such Material Contract, and neither the Company nor any Affiliate thereof has received or given notice of any such breach, default or event, (iv) true, complete and correct copies of each Material Contract have been delivered or made available (either through the SEC Reports or otherwise) to the Purchaser or its representatives, (v) the Company has not waived any rights under any Material Contract, (vi) no defense to the validity or enforceability of any Material Contract exists, and (vii) the Company has not received or given notice of any breach or default in connection with any Material Contract.

3.13       Compliance with Laws; Licenses.

(a)       The Company is and at all times has been, and the Company has no liability under, any Laws, including, without limitation, any applicable franchise, building, zoning, employment, labor relations or other statute, Law, ordinance or regulation, except where the failure to comply with any Laws would not have a Material Adverse Effect.  No consent of any Governmental Authority is required to be obtained and no registration or declaration is required to be filed in connection with the execution and delivery of this Agreement, the sale of the Preferred Shares by the Company, except such as has been duly and validly obtained or filed, or with respect to any state or federal securities law filings to be made by the Purchaser or the Company after the Closing.

(b)       The Company holds all Licenses necessary to conduct the Business as it is now being conducted and as is proposed to be conducted, except where the failure to hold any such License would not have a Material Adverse Effect.  The Company possesses all such Licenses.  Neither the Company, nor any Affiliate thereof has received any written notice to the effect that, or otherwise been advised that, the Company is not in compliance with, or that it is in violation of, any such License.

3.14       Leased Real Properties; No Owned Real Property.  Schedule 3.14 contains a complete and correct list of all real property Leases and Licenses pursuant to which the Company is a lessor, lessee, sublessor, sublessee, licensor or licensee of real property, setting forth the address, landlord and tenant for each (the “Leased Real Property”).  The Company has delivered, or made available (either through SEC Reports or otherwise), to the Purchaser correct and complete copies of each of the agreements set forth in Schedule 3.14, including all amendments thereto and all non-disturbance agreements in connection therewith.  Each Lease and License set forth in Schedule 3.14 is legal, valid, binding, enforceable and in full force and effect.  No party is in default, violation or breach under any such Lease or License and no event has occurred and is continuing thereunder that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach thereunder.  The Company has good and valid title to the leasehold estate under each Lease and License or other agreement set forth in Schedule 3.14, free and clear of all Liens.  All of the improvements situated in whole or in part at any Leased Real Property are in good operating condition, in a state of good maintenance and repair and are adequate and suitable for the purposes of which they are presently being used.  The Company does not own any real property or any interest in real property, other than the interests in the Leased Real Property.

3.15       Taxes.  Except as set forth on Schedule 3.15, all Tax Returns of the Company relating to the Business that are required by applicable Law to be filed by the Company have been duly filed on a timely basis and all amounts set forth thereon have been paid in full.  All such Tax Returns are correct and complete.  All Taxes that are due and payable by the Company with respect to the operations of the Business have been paid in full or adequate reserves therefor have been established, and all deposits required by applicable law to be made with respect to any such Taxes have been duly made.  The Properties of the Company are and will be as of the Closing Date, free and clear of any Liens arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any Liens against the Properties of the Company in respect of any Taxes (other than Liens for Taxes if payment thereof is not yet required, and which are included as a current Tax liability on the Financial Statement, if such Taxes accrued before or as of the date thereof).  The transactions contemplated by this Agreement will not give rise to the assertion of any additional Taxes against the Company.

3.16       Environmental and Safety Laws.  Except as disclosed on Schedule 3.16:

(a)       The Company is, and at all times has been, in compliance with all, and has or will have, as applicable, no liability under any, Environmental Protection Laws or OSHA Laws, except where the failure to comply would not have a Material Adverse Effect.

(b)       The Company has obtained all Environmental Permits that are required in connection with the conduct of the Business, all of which are sufficient in scope for the conduct of the Business as currently conducted, and are valid, subsisting and in full force and effect.  The Company is in compliance with all terms and conditions of such Environmental Permits, and no Action which could reasonably be expected to result in the revocation or suspension or limitation of any such Environmental Permits is pending or, to the knowledge of the Company, threatened, and the Company has not engaged in any conduct which could reasonably be expected to cause the revocation or suspension or limitation of any such Environmental Permits.

3.17       Related Party Transactions.  Except as set forth on Schedule 3.17, there are no agreements, understandings or proposed transactions between the Company and or any of its employees, officers, directors, Affiliates or any Affiliate thereof.  Schedule 3.17 sets forth (a) a correct and complete list or description of all obligations of the Company to the Company’s Affiliates, employees, officers or directors or to any Family Member thereof and of all indebtedness of such Persons to the Company; and (b) a list of all dividends, distributions, share repurchases, and redemptions made by the Company from and after December 31, 2010.  Neither the Company, nor any of the Affiliate, employee, officer or director of the Company, is indebted to the Company or has any direct or indirect ownership interest in any entity with which the Company is affiliated or with which the Company has a business relationship, or any entity which competes with the Company.  Neither the Company, nor any Affiliate, employee, officer or director of the Company is, directly or indirectly, interested in any contract or agreement to which the Company is a party (other than such contracts as relate to any such Person’s ownership of Securities of the Company).

3.18       Brokers; Certain Expenses.  Except as set forth on Schedule 3.18, the Company has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or any of the Related Documents for which the Purchaser will be responsible.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents to the Company as follows:

4.1       Organization and Existence; Authorization; No Conflicts.

(a)       The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and the Related Documents to which it is a party, to purchase the Preferred Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement and the Related Documents to which it is a party.

(b)       The execution, delivery and performance of this Agreement and the Related Documents by the Purchaser and the consummation of all transactions contemplated hereby or thereby, including but not limited to the purchase of the Preferred Shares, have been duly authorized by all required actions of the Purchaser.

(c)       This Agreement and the Related Documents have been duly executed and delivered by the Purchaser.  This Agreement and the Related Documents constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

4.2       Investment.  The Purchaser is acquiring the Preferred Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of Applicable Laws.  The Purchaser understands that the Preferred Shares to be purchased have not been registered or qualified, as the case may be, under the Securities Act or any applicable state securities laws by reason of a specific exemption from the registration or qualification provisions of the Securities Act or any applicable state securities laws.  Upon completion of the Lacey Investment, the Purchaser will be an "accredited investor" as defined in SEC Regulation D, and as defined in the equivalent Canadian laws, rules, and regulations applicable to this transaction.

4.3       Brokers or Finders.   The Purchaser has not incurred and will not incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement for which the Company will be responsible.

ARTICLE 5
CONDITIONS TO THE CLOSINGS

The obligations of the parties to this Agreement are subject to the following conditions:

5.1       Conditions to the Obligations of the Parties at the Closing.  The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the condition that (a) no injunction or order shall have been issued by any court of competent jurisdiction or any other Governmental Authority that would restrain or prohibit any of the transactions contemplated by this Agreement or any of the Related Documents or that would impose damages as a result thereof, and (b) no Action shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any Person seeks such a remedy.

5.2       Conditions to the Obligations of the Purchaser at the Closing.  The obligations of the Purchaser to purchase the Preferred Shares at the Closing as contemplated hereby shall be subject to the fulfillment or satisfaction (or waiver in writing by the Purchaser) at or prior to the Closing of each of the following conditions:

(a)       Representations; Performance by the Company.  Each of the representations and warranties made by the Company in this Agreement and in each Related Document shall be true and correct, in all material respects, as of the Closing with the same force and effect as if made on such date, and the Company shall have performed and satisfied its obligations required or contemplated by this Agreement and the Related Documents to be performed and satisfied by it prior to the Closing.

(b)       No Material Adverse Effect.  Since December 31, 2010, there has been no Material Adverse Effect.

(c)       Authorizations.  All authorizations of the Company in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall have been taken and shall be reasonably satisfactory in form and substance to the Purchaser.

(d)       Filing of Certificate of Designation.  The Certificate of Designation has been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

(e)       Closing Deliverables.  The Company shall have delivered, or caused to be delivered, to the Purchaser on the Closing Date the following all in form and substance satisfactory to the Purchaser:

(i)       an original certificate evidencing the Preferred Shares;

(ii)       a secretary’s certificate of the Company duly executed by the Secretary, with incumbency, certifying as to the following matters:  (A) the Certificate of Designation, (B) the bylaws, and (C) the authorizing resolutions of the Board and the shareholders approving the transactions contemplated by this Agreement; and

(iii)       a certificate of the Company, executed by the Chief Executive Officer of the Company, dated the Closing Date, and certifying as to the fulfillment of the conditions specified in Sections 5.2(a), 5.2(b) and 5.2(c) of this Agreement.

(f)       Due Diligence.  The Purchaser shall have conducted a due diligence investigation of the Company and shall be satisfied with the results thereof in its absolute discretion.  The Purchaser’s performance of this due diligence shall not limit, modify, or restrict the representations and warranties of the Company as set forth in this Agreement or any Related Documents.

(g)       Investor Rights Agreement.  The Purchaser and the Company shall have executed the investor rights agreement, attached hereto as Exhibit B (the “Investor Rights Agreement”), by and between the Company and the Purchaser, in form and substance satisfactory to the Company and Purchaser.

       (h)       Lacey Investment.   The Lacey Investment shall have been completed and the funds underlying the Lacey Investment shall have been received by the Purchaser.

5.3       Conditions to the Obligations of the Company at the Closing.  The obligations of the Company to sell the Preferred Shares at the Closing as contemplated hereby shall be subject to the fulfillment or satisfaction (or waiver in writing by the Company) at or prior to the Closing of each of the following conditions:

(a)       Representations; Performance of the Purchaser.  Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct as of the Closing and the Purchaser shall have performed and satisfied its obligations required or contemplated by this Agreement and in each Related Document to be performed as of the Closing.

(b)       Authorizations.  All authorizations of the Purchaser in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby including, but not limited to the waiver and consent of Vision Opportunity Master Fund, Ltd., shall have been obtained and shall be reasonably satisfactory in form and substance to the Company.

(c)       Purchase Price.  The Purchase Price shall have been paid, as provided in Section 2.2(a).

ARTICLE 6
COVENANTS AND AGREEMENTS

6.1       Post-Closing Covenants.

(a)       Cooperation.  Each party shall cooperate with the other parties and use its reasonable best efforts to consummate the transactions contemplated by this Agreement and the Related Documents in accordance with the terms hereof and thereof.

(b)       Publicity.  At any time on or after the Closing Date, no party (nor any of its Affiliates) shall, directly or indirectly, make any press release or other public announcement with respect to the transactions contemplated hereby or under the Related Documents without the prior written consent of the other party.  Notwithstanding the foregoing, the Company shall have the right to file all applicable SEC Reports related to, or referencing, the transaction contemplated herein without having to obtain the consent of Purchaser.

ARTICLE 7
INDEMNIFICATION

7.1       Survival of Representations and Warranties.  The representations and warranties made by the Company in this Agreement shall survive the Closing and shall continue in effect for a period of twelve (12) months (the "Survival Period") following the Closing Date.  Notwithstanding the foregoing, the obligations of the Company to indemnify any Purchaser Indemnitee for Losses arising out of or resulting from any fraud or intentional misrepresentation shall survive indefinitely.

7.2       Indemnification by the Company.  Subject to the terms and provisions of Section 7.1, the Company (“Indemnitor”) agrees to indemnify and hold harmless the Purchaser, and its officers, directors, managers, members, partners, agents, Affiliates, and representatives (each a “Purchaser Indemnitee”) from and against, and shall reimburse each Purchaser Indemnitee for, any and all direct or indirect claims, suits, actions, proceedings, Liabilities, obligations, judgments, fines, penalties, claims, losses, damages, diminution in value, lost profits, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel, accountants and other experts whether incurred in connection with any of the foregoing or in connection with any investigative, administrative or adjudicative proceeding, whether or not such Purchaser Indemnitee shall be designated a party thereto), together with any and all reasonable costs and expenses associated with the investigation of the same and/or the enforcement of the provisions hereof and thereof (collectively, “Losses”), which may be incurred by such Purchaser Indemnitee relating to, based upon, resulting from or arising out of:

(a)       the breach of any representation or warranty made by the Company in this Agreement or in any Related Document as of the date hereof and as of the Closing Date;

(b)       the breach of any agreement, covenant or obligation of the Company contained in this Agreement or in any Related Document;

(c)       any Liability incurred by the Company to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement for which the Purchaser becomes liable;

(d)       any misrepresentation contained in any certificate or other document furnished by or on behalf of the Company pursuant to this Agreement or in any Related Document or in connection with the transactions contemplated hereby or thereby or any other Losses arising out of or resulting from any fraud or intentional or willful misrepresentation; or

(e)       the operation of the Business on or prior to the Closing Date, including any suit, action or other proceeding against the Company brought by or on behalf of (i) any current or former (as of the Closing Date) employee, officer, director, agent, consultant or independent contractor of the Company with respect to any act or omission by the Company prior to the Closing or (ii)  any Person as a result of a purported breach of contract or tort committed by the Company prior to the Closing.

7.3       Conditions to and Limitations on Indemnification.  No party to this Agreement shall be entitled to indemnification pursuant to this Article 7 for breaches of representations and warranties made hereunder unless a claim is submitted in writing by a Purchaser Indemnitee within the period specified in Section 7.1 of this Agreement.

7.4       Indemnity Cap.  Notwithstanding anything in this Agreement to the contrary, the aggregate rights of Purchaser Indemnitees to indemnification payments pursuant to Section 7.2 shall not exceed the Purchase Price (the “Indemnity Cap”); providedhowever, that the parties agree that the Indemnity Cap in this Section 7.4 shall not apply  to any claim for Losses arising out of or relating to any fraud or intentional misrepresentation by the Company.

7.5       Claims for Indemnity; Exclusive Remedy.  Whenever a claim for Losses shall arise for which a Purchaser Indemnitee shall be entitled to indemnification hereunder, the Purchaser Indemnitee shall notify the Indemnitor in writing describing the claim and the basis therefor; provided however, that the failure to give notice shall not affect the right of the Purchaser Indemnitee to indemnification hereunder except to the extent (and only to the extent) that the Indemnitor is materially prejudiced by such failure.  The right of the Purchaser Indemnitee to indemnification, as set forth in such notice, shall be deemed agreed to by the Indemnitor unless, within thirty (30) calendar days after the mailing of such notice, the Indemnitor shall notify the Purchaser Indemnitee in writing that it disputes the right of the Purchaser Indemnitee to indemnification.  If the Purchaser Indemnitee shall be duly notified of such dispute, the parties shall attempt in good faith, for a period of thirty (30) calendar days, to settle and compromise such dispute.  The rights granted to the Purchaser Indemnitees in this Article 7 shall constitute the sole and exclusive remedy of any Purchaser Indemnitee for Losses arising out of, resulting from, or incurred in connection with any claims related to this Agreement and the other documents referenced herein or arising from the transactions contemplated herein.

7.6       Defense of Claims by Third Parties.  If any Purchaser Indemnitee shall receive notice of any third party claim, suit, arbitration or other legal proceeding giving rise to indemnity under this Agreement (a “Third Party Claim”), the Purchaser Indemnitee shall give the Indemnitor prompt written notice of the same; provided, however, that failure to provide such written notice shall not release the Indemnitor from any of its obligations under this Article 7, except to the extent (and only to the extent) the Indemnitor is materially prejudiced by such failure.  If such Third Party Claim seeks only recovery of a sum of money, the Indemnitor may, but shall not be obligated to, upon prompt written notice furnished to the Purchaser Indemnitee, assume the defense of any such claim, suit, arbitration or other proceeding, with counsel reasonably satisfactory to the Purchaser Indemnitee, if the Indemnitor acknowledges to the Purchaser Indemnitee in writing its obligations to indemnify the Purchaser Indemnitee with respect to all elements of such claim.  If the Indemnitor furnishes such written acknowledgment, the Indemnitor will be entitled to assume and control the defense of such claim, suit, arbitration or other or proceeding, and the Purchaser Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.  The notice to the Indemnitor shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.  Neither the Indemnitor nor the Purchaser Indemnitee shall settle or compromise any claim by a third party without the prior written consent of the other party (which shall not be unreasonably withheld).  If the Indemnitor does not assume the defense of any such claim, suit, arbitration or other proceeding as provided above, (a) the Purchaser Indemnitee may defend against the same, in such manner as it may deem appropriate and at the Indemnitor’s cost and expense, including, without limitation, settling such matter; provided that such settlement shall be subject to the Indemnitor’s prior written consent (which shall not be unreasonably withheld), and (b) the Indemnitor shall be entitled to participate in (but not control) the defense of such action, with its own counsel and at its own expense. Notwithstanding the foregoing, if a Purchaser Indemnitee determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Purchaser Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnitor will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

ARTICLE 8
MISCELLANEOUS

8.1       Termination. This Agreement may be terminated by action of the board of directors of the Company if the Purchaser fails to deliver the Purchase Price to the Company, as required by Section 5.3(c) hereof, by June 24, 2011.

8.2       Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided that no such succession, assignment or delegation of obligations by the Company, on the one hand, or Purchaser, on the other hand, may occur without the express approval of the other party.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

8.3       Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of laws.

8.4       Jurisdiction; Waiver of Jury Trial.

(a)       Any suit, action or proceeding seeking to enforce any provision of, or based on any dispute or matter arising out of or in connection with, this Agreement, the Related Documents or the transactions contemplated hereby or thereby, must be brought in the courts of the State of California, in Placer County, or the federal courts in the Eastern District of California.  Each of the parties (a) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (b) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (c) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) will not bring any action relating to this Agreement, the Related Documents or any of the transactions contemplated hereby or thereby in any other court, and (e) to the fullest extent permitted by Law, voluntarily, knowingly, irrevocably and unconditionally waives any right to have a jury participate in the resolution of any such dispute or matter.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party in accordance with the notice provisions of Section 8.4 below will be deemed effective service of process on such party.

(b)       If the jury waiver set forth in this Section 8.3 is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Placer County, State of California in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof.

8.5       Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

8.6       Notices.  Any notices hereunder shall be deemed sufficiently given by one (1) party to the other only if in writing and if and when delivered by personal delivery or as of five (5) Business Days after deposit in the mail in a sealed envelope, registered or certified, with postage prepaid, twenty-four (24) hours after deposit with an overnight courier if such day is a Business Day (or the next Business Day if it is not), addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Purchaser:	Genalta Power Inc.
.	1000, 407-2 Street S.W
(Canada Place Tower)
Calgary AB T2P 2Y3 Canada
Attention: CEO

With a copy to (which shall not
constitute notice):	Genalta Power Inc.
1000, 407-2 Street S.W.
(Canada Place Tower)
Calgary AB T2P 2Y3 Canada
Attention: Corporate Secretary,

If to the Company:	Premier Power Renewable Energy
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
Attention: Chief Executive Officer

With a copy to (which shall not constitute notice):	Downey Brand, LLP
621 Capitol Mall, 18th Floor
Sacramento, CA 95814
Attention: Jeffrey M. Koewler, Esq

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 8.6.  Any party may unilaterally change any one (1) or more of the addresses to which a notice to the party or its representative is to be delivered or mailed, by ten (10) calendar days written notice to the other parties hereto given in the manner stated above.

8.7       Fees and Expenses.  Each party will pay their respective costs and expenses, including the costs and expenses of counsel, accountants and other advisors, incurred by the respective parties relating to the transactions contemplated hereby and in the Related Documents.

8.8       Severability.  If one (1) or more provisions of this Agreement is held to be unenforceable under Applicable Law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.9       Entire Agreement.  This Agreement and the Related Documents and the Exhibits and Disclosure Schedule attached hereto and thereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, term sheets, letters, discussions and understandings of the parties in connection therewith.

8.10       Assurances.  Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

8.11       Amendments and Waivers.  This Agreement may be amended only in writing with the prior approval of the Company and the Purchaser.  Unless otherwise provided herein, any waiver hereunder may be granted only with the prior written approval of the Company and the Purchaser.

[The Remainder of this Page is Intentionally Left Blank -- Signature Page Follows]

[Signature Page to Preferred Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“PURCHASER”	GENALTA POWER INC., a British Columbia corporation

	By:	/s/ Graham Illingworth
Name: Graham Illingworth
Title: CEO

		Address:	Genalta Power, Inc.
1000, 407-2 St S.W.
(Canada Place Tower)
Calgary AB T2P 2Y3
Canada
		Attention:	Chief Executive Officer

“COMPANY”	PREMIER POWER RENEWABLE ENERGY, INC. a Delaware corporation

	By:	/s/ Dean Marks
Name: Dean Marks
Title: Chief Executive Officer

		Address:	4961 Windplay Drive, Suite 100
El Dorado Hills, California 95762
		Attention:	Chief Executive Officer

S-1

EXHIBIT A

CERTIFICATE OF DESIGNATION

1

PREMIER POWER RENEWABLE ENERGY, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF
SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Dean R. Marks and Miguel de Anquin, do hereby certify that:

1.        They are the Chairman and Secretary, respectively, of Premier Power Renewable Energy, Inc., a Delaware corporation (the “Corporation”),

2.        The Corporation is authorized to issue 20,000,000 shares of preferred stock, 5,000,000 of which has been designated and 3,500,000 issued as “Series A Preferred Stock”, and 2,800,000 of which has been designated and issued as “Series B Preferred Stock”.

3.        The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Certificate of Incorporation, as amended, of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 20,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, of up to 2,600,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

2

TERMS OF PREFERRED STOCK

Section 1.       Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(b)(iii).

"Change of Control" means either (a) a sale, lease, or other transfer of all or substantially all of the assets of the Corporation, (b) a reorganization, merger, or consolidation of the Corporation with or into another corporation, limited liability company, partnership, Person or other entity, (c) a transaction (or series of transactions) in which the common shareholders of the Corporation prior to such transaction own less than or equal to seventy percent (70%) of the Common Stock of the Corporation, or of a surviving company, after completion of the transaction(s), (d) a Change of Control Transaction, or (e) a Fundamental Transaction.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof),  or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

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“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Preferred Stock Purchase Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(d).

“Stated Value” shall have the meaning set forth in Section 2.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

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“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

Section 2.       Designation, Amount and Par Value.  The series of preferred stock shall be designated as its Series C Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 2,600,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”).  Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1.30 (the “Stated Value”).

Section 3.       Dividends.  The Preferred Stock shall participate in any dividends declared and paid by the Corporation on its Common Stock on an as-converted basis.  In lieu of the foregoing, if a Change of Control involving the Corporation has not occurred on or before June ___, 2012, then commencing on December ___, 2012 (and only going forward from December ___, 2012, and without any payments due or accruing prior to this date), Company shall pay holders of Preferred Stock a dividend equal to Twenty Cents ($0.20) per year (the "Preferred Dividend"), adjusted on a pro-rata basis for any stock splits, reverse stock splits, stock dividends, or similar adjustments to the number of Preferred Stock outstanding.  This dividend shall be paid monthly at the rate of $0.01667 per month per share of Preferred Stock.  This dividend may, at the option of the Corporation, be paid in Common Stock of the Corporation, with the stock value of any dividend payment calculated on the basis of a volume weighted trailing thirty (30) day average of the Common Stock on the applicable Trading Market.

Section 4.       Voting Rights.  Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights.  However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, or distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 5.       Liquidation.  Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment of amounts owed to creditors and senior classes of preferred stock, the Holders shall be entitled to receive, in preference to any holder of Common Stock, the assets, whether capital or surplus, of the Corporation, legally available for distribution to its shareholders, up to the Purchase Price plus any Preferred Dividend, if any, due to the Holder, in a pro rata manner on a pari passu basis with holders of  Series A Preferred Stock and Series B Preferred Stock.  A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation.  The Corporation shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

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Section 6.       Conversion.

a)        Conversions at Option of Holder.  During the period commencing on June __, 2012, through and including June __, 2016, each share of Preferred Stock shall be convertible, at the option of the Holder thereof, into that number of shares of Common Stock that is equal to the quotient obtained by dividing the Stated Value of such share of Preferred Stock by the Conversion Price.  Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”).  Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue.  Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.  Notwithstanding any conversion in accordance with the above and in addition to the dividend payment due to the Holder in accordance with Section 6(b)(i), the Corporation shall remain obligated to pay to the Holder, and shall pay the Holder on or before the Share Delivery Date, any earned or accrued interest due pursuant to the Investor Rights Agreement between the Corporation and Genalta Power Inc. (“Investor Rights Agreement”) and payments otherwise due to the Holder.  The conversion price for the Preferred Stock shall equal to $1.00, subject to adjustments as provided herein (the “Conversion Price”).

b)        Mechanics of Conversion

i)        Delivery of Certificate Upon Conversion.  Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of any payments owed to the Holder under the Investor Rights Agreement or otherwise (including any dividends if the Corporation has elected or is required to pay accrued dividends in cash).

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ii)       Obligation Absolute; Partial Liquidated Damages.  The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii)       Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  If the Corporation fails to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6(b)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue, multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions), and (3) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(b)(i).  For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000.  The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

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iv)       Reservation of Shares Issuable Upon Conversion.  The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Purchase Agreement) be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

v)        Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock.  As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vi)       Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.       Certain Adjustments.

a)        Stock Dividends and Stock Splits.  If the Corporation, at any time while this Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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b)        (Intentionally Omitted].

c)        Pro Rata Distributions.  The Corporation shall not, at any time while this Preferred Stock is outstanding, distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security) without distributing evidences of such indebtedness or assets or rights or warrants to Holders on an as-converted to Common Stock basis.

d)        Fundamental Transaction.  If, at any time while this Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock in accordance with this Certificate of Designation, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction.  Nothing in this Section 7 (including this subsection (d)) is intended to modify, limit, or restrict, or should be construed as modifying, limiting, or restricting, any rights of the Corporation contained in this Certificate of Designation, or in any other Agreement between the Corporation and the Holder including, but not limited to, the right of the Corporation to acquire the Preferred Stock pursuant to the terms of that certain Investor Rights Agreement, dated June ___, 2011, by and between the Corporation and Genalta Power Inc.

e)        Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

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f)        Notice to the Holders.

i)        Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii)       Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special non-recurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights,  (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) and receive any other payments due pursuant to the Investor Rights Agreement and any payments otherwise due to the Holder during the 15-day period commencing on the date of such notice through the expected effective date of the event triggering such notice.

Section 8.       Redemption.

a)        Optional Redemption.  On or after June __, 2016, the Corporation, at its option, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Preferred Stock at the time outstanding, upon notice given as provided in Section 8(c) below, at a redemption price equal to the sum of One Dollar ($1.00) per share plus any payments due pursuant to the Investor Rights Agreement and any payments otherwise due to the Holder.  This redemption price shall be adjusted on a pro-rata basis for any stock split, reverse stock split, stock dividends, or similar adjustments to the number of Preferred Stock outstanding.

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The redemption price for any shares of Preferred Stock and any payments due pursuant to the Investor Rights Agreement and any payments otherwise due to the Holder shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent.

b)        No Sinking Fund.  The Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.  Holders of Preferred Stock will have no right to require redemption or repurchase of any shares of Preferred Stock.

c)        Notice of Redemption.  Notice of every redemption of shares of Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation.  Such mailing shall be at least fifteen (15) days before the date fixed for redemption.  Any notice mailed as provided in this Section shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock.  Notwithstanding the foregoing, if shares of Preferred Stock are issued in book-entry form through an exchange agent, depository or any other similar facility, notice of redemption may be given to the holders of Preferred Stock at such time and in any manner permitted by such facility.  Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

d)        Partial Redemption.  In case of any redemption of part of the shares of Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable.  Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.  If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

e)        Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

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f)        Status of Redeemed Shares.  Shares of Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock.

Section 9.       Intentionally Omitted.

Section 10.       Miscellaneous.

a)        Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 4961 Windplay Drive, Suite 100 , El Dorado Hills, California, 95762, Attention: Chief Executive Officer or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Corporation, or if no such address appears on the books of the Corporation, at the principal place of business of the Holders.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given.

b)        Absolute Obligation.  Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends, if any, and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)        Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of’ such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d)        Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws thereof.  All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents shall be commenced in the state and federal courts sitting in the City of Sacramento, California (the “California Courts”).

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e)        Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or a Holder must be in writing.

f)        Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)        Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)        Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)        Status of Converted or Redeemed Preferred Stock.  Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement.  If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this ___ day of June, 2011.

/s/ Dean R. Marks	/s/ Miguel de Anquin
Name: Dean R. Marks Title: Chairman and Chief Executive Officer	Name: Miguel de Anquin Title: Secretary and President

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below into shares of common stock, par value [$________ per share (the “Common Stock”), of Premier Power Renewable Energy, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement.  No fee, stamp or other documentary taxes will be charged to the Holders for any conversion, except for any such transfer taxes. Notwithstanding any conversion in accordance with the above and in addition to the dividend payment due to the Holder in accordance with Section 6(b)(i), the Corporation shall remain obligated to pay to the Holder, and shall pay the Holder any payments due pursuant to the Investor Rights Agreement and any payments otherwise due to the Holder in accordance with the Certificate of Designation of Preferences, Rights and Limitations to which this notice relates.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:
Name
Title

14

EXHIBIT B

INVESTOR RIGHTS AGREEMENT

PREMIER POWER RENEWABLE ENERGY, INC.

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made and entered into as of June __, 2011 (the “Effective Date”), by and among Premier Power Renewable Energy, Inc., a Delaware corporation (the “Company”), and Genalta Power Inc., a British Columbia corporation (the “Investor”).

RECITALS

A.        The Company and the Investor have entered into a Preferred Stock Purchase Agreement of even date herewith (the “Series C Purchase Agreement”), whereby Investor is purchasing 2,350,000 shares of Series C Preferred Stock of the Company (the “Series C Preferred Stock”).

B.        In order to induce the Company and the Investor to enter into the Purchase Agreement and invest funds in the Company pursuant thereto, the Company and the Investor have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the parties hereto agree as follows:

1.       Rights to Purchase Additional Stock.

1.1       Right to Purchase.  Subject to applicable securities laws, from the Effective Date through and including the date which is six (6) months after the Effective Date (the “Expiry Date”), Investor shall have the right to purchase 250,000 shares of Series C Preferred Stock (“Additional Shares”) at the purchase price of One Dollar ($1.00) per share (the “Purchase Right”).

1.2       Notice; Exercise of Right.  In order to exercise this Purchase Right, Investor shall be required to provide written notice of its election to purchase all or any portion of the Additional Shares to the Company prior to the Expiry Date.  The closing of the sale of the Additional Shares shall occur within fifteen (15) calendar days of the date that this notice is given.

2.        Put and Call Rights.

(a)       In the event of the occurrence of a Change of Control (as defined in the Certificate of Designation) in respect of the Company within twelve (12) months after the Effective Date, Company shall have the right (the “Company Call Right”) to purchase all or any portion of, the Series C Preferred Stock held by Investor, or any subsequent holder (including all Series C Preferred Stock purchased by Investor pursuant to the Series C Purchase Agreement, any Series C Preferred Stock purchased after the date hereof, and any other shares of Series C Preferred Stock acquired by Investor in any other manner), at a price equal to One Dollar ($1.00) (“Base Price”) plus the Call Premium (together, the “Exercise Price”) for each share called by the Company pursuant to this Section 2.  Company (or its successor in the transaction) may exercise the Company Call Right by delivering a written notice to Investor within thirty (30) days after, or prior to or contemporaneously with, the closing of such transaction involving a Change of Control.  Upon delivering such notice, the right of the holder(s) of the Series C Preferred Stock to convert these Series C Preferred Stock into Common Stock shall be suspended for that period, which will not exceed  60 days following the date of the delivery of the notice, until the Exercise Price has been delivered to the Investor.  If the Exercise Price has not been delivered during such sixty (60) day period, the Investor conversion rights shall no longer be suspended.  Subject to the foregoing, the rights of Investor, or any subsequent holder, to convert the Series C Preferred Stock into Common Stock shall terminate once the Investor has received the applicable aggregate Exercise Price.  Such notice shall specify the date for completion of the purchase, which may not be later than sixty (60) days following the date of such notice.

For the purposes of this Agreement, “Call Premium” shall be equal to the greater of (i) Ten Cents (US) (US$0.10), or (ii) twenty percent (20%) per annum, calculated initially on the Base Price and compounded annually thereafter, pro rated to the date of purchase of the Series C Preferred Stock.  Notwithstanding the foregoing, if the Change of Control involves Peter Lacey or Investor, any person or company identified by Peter Lacey or Investor prior to May 1, 2011 as a possible person or entity for a transaction involving a Change of Control, any person or entity associated with, or related to, Peter Lacey or Investor, or any affiliate or related party to any of the foregoing, the Call Premium shall be equal to the greater of (i) Ten Cents (US) (US$0.10) or (ii) ten percent (10%) per annum, calculated initially on the Base Price and compounded annually thereafter, pro rated to the date of purchase of the Series C Preferred Stock.

 (b)       In the event there is a closing of a transaction involving a Change in Control within twelve (12) months after the Effective Date, Investor shall have the right (the “Investor Put Right”) to require the Company to purchase all, or any portion, of the Series C Preferred Stock held by Investor and its affiliates, at a price equal to the Exercise Price.  Investor may exercise the Investor Put Right by delivering written notice to Company within thirty (30) days after, or contemporaneously with, the closing of such transaction involving a Change of Control.  Upon delivering such notice, the rights of the holder(s) of the Series C Preferred Stock to convert these shares into Common Stock shall be suspended for that period, which will not exceed 60 days following the date of such notice, until the Exercise Price has been delivered to the Investor.  If the Exercise Price has not been delivered during such sixty (60) day period, the Investor conversion rights shall no longer be suspended. Subject to the foregoing, the rights of the Investor, or any subsequent holder, to convert the Series C Preferred Stock into Common Stock shall terminate once the Investor has received the applicable aggregate Exercise Price.  Such notice shall specify the date for completion of the purchase, which may not be later than sixty (60) days following the date of such notice.

3.        Additional Company Covenant.

3.1       Warrant.  The Company shall grant to Investor the right to purchase up to an additional Two Million (2,000,000) shares of Common Stock of the Company, at a price of One Dollar ($1.00) per share, pursuant to the terms and conditions of a warrant in the form attached hereto as Exhibit A (the “Warrant”). The Warrant shall expire pursuant to the terms and conditions of the Warrant.

4.        Miscellaneous.

4.1       Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one business day after delivery to a nationally recognized overnight delivery service, or otherwise upon receipt, addressed at the address set forth below:

Company:	Premier Power Renewable Energy, Inc. 4961 Windplay, Suite 100 El Dorado Hills, CA 95762 Attn: Chief Executive Officer
with a copy to:
Downey Brand LLP 621 Capitol Mall, 18th Floor Sacramento, CA 95814 Attn: Jeffrey M. Koewler, Esq.
Investor:	Genalta Power Inc. Suite 1000, 407 – 2St S.W. Calgary, Albert Canada T2P 2Y3 Attn: CEO
with a copy to:
Genalta Power Inc. Suite 1000, 407 – 2St S.W. Calgary, Albert Canada T2P 2Y3 Attn: Corporate Secretary

Any party hereto may, by ten (10) days’ prior notice so given, change its address for future notices hereunder.

4.2       Successors and Assigns.  Each Investor agrees that it may not assign any of its rights or obligations hereunder unless such assignment is approved in advance by the Company.  Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

4.3       Amendments and Waivers.  Any provision of this Agreement may be amended and the observance thereof may be waived, either generally or in a particular instance and either retroactively or prospectively, only with the written consent of the Company and the Investor.

4.4       Entire Agreement.  This Agreement, together with all the exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

4.5       Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware, exclusive of its choice of law rules or principles.

4.6       Severability.  If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.7       Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of the nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or waiver of or acquiescence in any similar breach or default theretofore or thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring.  All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

4.8       Captions.  The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

4.9       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.10       Costs and Attorneys’ Fees.  In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

4.11       Adjustments for Recapitalization Events.  Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Series C Preferred Stock of the Company or a specific dollar amount per share, then, upon the occurrence of any stock split, stock dividend, reverse stock split or similar recapitalization event affecting such shares, the specific number of shares or dollar amount so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock of such recapitalization event.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date and year first above written.

Investor:	Company:
GENALTA POWER INC. By:	PREMIER POWER RENEWABLE ENERGY, INC. By:
Name: Graham Illingworth Title: Chief Executive Officer	Name: Dean Marks Title: Chief Executive Officer

Exhibit A

Warrant

DISCLOSURE SCHEDULE

PREFERRED STOCK PURCHASE AGREEMENT

BY AND BETWEEN

PREMIER POWER RENEWABLE ENERGY, INC.,

AND

GENALTA POWER, INC.

JUNE 7, 2011